Exhibit 5.1

March 9, 2017

Aquinox Pharmaceuticals, Inc.

450 - 887 Great Northern Way

Vancouver, BC V5T 4T5

Ladies and Gentlemen:

You have requested our opinion as your counsel with respect to certain matters in connection with the filing by Aquinox Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 936,926 shares of the Company’s Common Stock, par value $0.000001 per share (the “Shares”), pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the 2014 Plan, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect as of the date hereof, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents by all parties other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof (except that such assumption is not made with respect to the due execution and delivery of documents by the Company).

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2014 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP     1700 Seventh Avenue     Suite 1900     Seattle, WA     98101-1355

t: (206) 452-8700   f: (206) 452-8800   cooley.com

Aquinox Pharmaceuticals, Inc.

March 9, 2017

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Alan D. Hambelton
Alan D. Hambelton

Cooley LLP     1700 Seventh Avenue     Suite 1900     Seattle, WA     98101-1355

t: (206) 452-8700   f: (206) 452-8800   cooley.com